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EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 7 to the Registration Statement on Form S-3 (No. 333-108701) and related Prospectus of Protein Design Labs, Inc. for the registration of the Company's 2.75% Convertible Subordinated Notes due 2023 and 12,415,450 shares of its common stock and to the inclusion therein of our report dated February 2, 2004 (except for paragraphs 14 through 18 of Note 1, as to which the date is August 9, 2004) with respect to the consolidated financial statements of Protein Design Labs, Inc. for the year ended December 31, 2003.

/s/  ERNST & YOUNG LLP

Palo Alto, California
August 31, 2004

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  EXHIBIT 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm